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As filed with the Securities and Exchange Commission on July 14, 2004.

Registration No. 333-117091

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cyclacel Group plc
(Exact name of Registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

James Lindsay Place
Dundee Technopole
Dundee DD1 5JJ
United Kingdom
Telephone: 44 1382 206 062
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel Cunningham, Esq. Daniel Epstein, Esq. Allen & Overy LLP One New Change London EC4M 9QQ United Kingdom 44 20 7330 3000	Paul Kumleben, Esq. Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG United Kingdom 44 20 7418 1300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        Cyclacel Group plc has prepared this Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-117091) solely for the purpose of filing certain exhibits to the Registration Statement. Amendment No. 1 does not modify any provision of the form of prospectus which forms part of this Registration Statement. Accordingly, such form of prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

        Our articles of association provide that, subject to the U.K. Companies Act and every other statute, statutory instrument, regulation or order for the time being in force concerning companies registered under the U.K. Companies Act, every director or other officer (excluding an auditor) of the Company shall be indemnified out of the assets of the Company against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office. However, this indemnity shall not apply to any liability to the extent that it is recovered from any other person and is subject to such officer taking all reasonable steps to effect such recovery, to the intent that the indemnity shall not apply where an alternative right of recovery is available and capable of being enforced.

Item 7. Recent Sales of Unregistered Securities

        The following information is furnished with regard to all securities issued by us within the last three years which were not registered under the Securities Act. The issuance of such shares was deemed exempt from registration requirements of the Securities Act as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from registration under Section 4(2) of Securities Act.

  •
  In June 2001, we issued 13,282 ordinary shares and 3,705,175 preferred ordinary C shares in a private placement to new and existing shareholders for total cash consideration of £27,999,981. In connection with this private placement, we issued success fee warrants exercisable for 61,076 of our preferred ordinary C shares at a price of 0.1p per share. In addition, the total amount due to holders of our secured convertible notes (who consisted of certain of our existing shareholders), comprising £6,293,523 of principal and accrued net interest, was converted into a further 835,794 preferred ordinary C shares and warrants exercisable for 62,685 preferred ordinary C shares at a price of £7.53 per share. In November 2003, all our preferred ordinary C shares were redesignated as deferred shares, the success fee warrants became exercisable for 61,076 of our preferred ordinary D shares at a price of 0.1p per share and warrants issued to our secured convertible noteholders became exercisable for 116,260 preferred ordinary D shares at a price of £4.06 per share.

  •
  In November 2001, we issued 16,000 of our ordinary shares to Edinburgh University in exchange for rights to the LIDAEUS docking software.

  •
  In November 2003, as part of a private placement to new and existing shareholders, we issued 12,316 ordinary shares and 4,076,111 preferred ordinary D shares for a total cash consideration of £16,599,014 and an additional 12,666,580 preferred ordinary D shares as an associated bonus issue applied to share premium. We redesignated 2,251,572 ordinary shares and 4,540,969 preferred ordinary C shares as 6,792,541 deferred shares.

  •
  Further to our series D funding round in November 2003, we issued to new shareholders 1,162,068 of our preferred ordinary D shares in January 2004 for total cash consideration of £4,717,996.

  •
  Share issuances upon exercise of options:

  •
  In April 2001, we issued 50,000 of our ordinary shares upon exercise of share options for a total consideration of £50.

  •
  In July 2001, we issued 17,500 of our ordinary shares upon exercise of share options for a total consideration of £74,550.

  •
  In May 2002, we issued 2,000 of our ordinary shares upon exercise of share options for a total consideration of £8,000.

  •
  In April 2003, we issued 15,957 of our ordinary shares upon exercise of share options for a total consideration of £72,285.

  •
  In October 2003, we issued 100 of our ordinary shares upon exercise of share options for a total consideration of £400.

  •
  In April 2004, we issued 46,875 of our ordinary shares upon exercise of share options for a total consideration of £49.

  •
  Pursuant to a reorganization and share exchange agreement described under "Description of Share Capital" 1,871,210 ordinary shares and 17,965,835 preferred D shares were issued on the following basis:

  (i)
  for every one ordinary share of 0.1p in Cyclacel Limited, one ordinary share of 1p in the share capital of the Company; and

  (ii)
  for every one preferred D share of 0.1p in Cyclacel Limited, one preferred D share of 1p in the share capital of the Company.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
1.1	Underwriting Agreement.
2.1	Plan of Reorganization.
3.1	Form of Memorandum and Articles of Association to be effective upon admission of shares.
4.1	Form of Share Certificate.
4.2	Form of American Depositary Receipt (included in Exhibit 4.3).
4.3	Form of Deposit Agreement to be entered into among the Registrant, The Bank of New York, as Depositary, and each holder and beneficial owner of American Depositary Shares issued thereunder.
4.4	Form of Registration Rights Agreement.
4.5	Form of Executive Director Lock-up Letter.
4.6	Form of Non-executive Director and Senior Management Lock-up Letter.
4.7	Form of Shareholder Lock-up Letter.
5.1	Opinion of Allen & Overy LLP regarding the legality of the securities being registered.**
8.1	Opinion of Allen & Overy LLP as to U.K. taxation.
8.2	Opinion of Allen & Overy LLP as to U.S. taxation.
10.1	Patent License L99094 among Cyclacel, Centre National de la Recherche Scientifique and Institut Curie, dated February 1, 2000.†
10.2	License Agreement between Sankyo Co., Ltd. and Cyclacel Limited, dated September 10, 2003, and letter amendments dated April 1, 2004 and April 28, 2004.†
10.3	Service Agreement, dated July 1, 2004, and letter agreement dated July 1, 2004, between the Registrant and Spiro Rombotis.
10.4	Service Agreement, dated July 1, 2004, and letter agreement dated July 1, 2004, between the Registrant and Paul McBarron.
10.5	Service Agreement, dated July 1, 2004, between the Registrant and Dr. Robert Jackson.
10.6	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Sir John Banham.
10.7	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Dr. David U'Prichard.
10.8	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Sir David Lane.
10.9	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Professor Gordon McVie.
10.10	Senior Executive Incentive Plan.
10.11	Cyclacel Group plc Employee Benefit Trust.
10.12	Cyclacel Group plc Savings Related Share Plan (SAYE).
10.13	Cyclacel Group plc Discretionary Share Option Plan (Approved and Unapproved).
10.14	Cyclacel Group plc Restricted Share & Co-Investment Plan.
21.1	List of Subsidiaries.
23.1	Consent of Allen & Overy LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.*
24.1	Powers of Attorney.*

*
Previously filed.
**
To be filed by amendment.
†
Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

Item 9. Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on July 14, 2004.

CYCLACEL GROUP plc

By:	/s/ PAUL MCBARRON
	Name:	Paul McBarron
	Title:	Chief Financial Officer, Secretary and Director

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Sir John Banham	Chairman of the Board	July 14, 2004
* Spiro Rombotis	Chief Executive Officer (Principal Executive Officer) and Director	July 14, 2004
* Dr. Robert Jackson	Chief Scientific Officer and Director	July 14, 2004
/s/ PAUL MCBARRON Paul McBarron	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	July 14, 2004
* Professor Sir David Lane	Director	July 14, 2004
* Professor Gordon McVie	Director	July 14, 2004
* Dr. David U'Prichard	Director	July 14, 2004

/s/ DONALD PUGLISI Puglisi & Associates	Authorized Representative in the United States	July 14, 2004
*By:	/s/ PAUL MCBARRON Name: Paul McBarron Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
1.1	Underwriting Agreement.
2.1	Plan of Reorganization.
3.1	Form of Memorandum and Articles of Association to be effective upon admission of shares.
4.1	Form of Share Certificate.
4.2	Form of American Depositary Receipt (included in Exhibit 4.3).
4.3	Form of Deposit Agreement to be entered into among the Registrant, The Bank of New York, as Depositary, and each holder and beneficial owner of American Depositary Shares issued thereunder.
4.4	Form of Registration Rights Agreement.
4.5	Form of Executive Director Lock-up Letter.
4.6	Form of Non-executive Director and Senior Management Lock-up Letter.
4.7	Form of Shareholder Lock-up Letter.
5.1	Opinion of Allen & Overy LLP regarding the legality of the securities being registered.**
8.1	Opinion of Allen & Overy LLP as to U.K. taxation.
8.2	Opinion of Allen & Overy LLP as to U.S. taxation.
10.1	Patent License L99094 among Cyclacel, Centre National de la Recherche Scientifique and Institut Curie, dated February 1, 2000.†
10.2	License Agreement between Sankyo Co., Ltd. and Cyclacel Limited, dated September 10, 2003, and letter amendments dated April 1, 2004 and April 28, 2004.†
10.3	Service Agreement, dated July 1, 2004, and letter agreement dated July 1, 2004 between the Registrant and Spiro Rombotis.
10.4	Service Agreement, dated July 1, 2004, and letter agreement dated July 1, 2004 between the Registrant and Paul McBarron.
10.5	Service Agreement, dated July 1, 2004, between the Registrant and Dr. Robert Jackson.
10.6	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Sir John Banham.
10.7	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Dr. David U'Prichard.
10.8	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Sir David Lane.
10.9	Non-executive Director's Appointment Letter, dated July 1, 2004, between the Registrant and Professor Gordon McVie.
10.10	Senior Executive Incentive Plan.
10.11	Cyclacel Group plc Employee Benefit Trust.
10.12	Cyclacel Group plc Savings Related Share Plan (SAYE).
10.13	Cyclacel Group plc Discretionary Share Option Plan (Approved and Unapproved).
10.14	Cyclacel Group plc Restricted Share & Co-Investment Plan.
21.1	List of Subsidiaries.
23.1	Consent of Allen & Overy LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.*
24.1	Powers of Attorney.*

*
Previously filed.
**
To be filed by amendment.
†
Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS